Exhibit 99.1

/CORRECTION — ONE Gas, Inc./

This news release is being issued as a correction to our third quarter 2022 financial results and report released on October 31, 2022. The sole purpose of this correction is due to an inadvertent error that omitted the "Repayment of long-term debt" line in the financing activities section of the unaudited Consolidated Statements of Cash Flows. No other changes have been made to the news release. The complete, corrected release follows:

November 1, 2022	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance

Declares Fourth Quarter Dividend

TULSA, Okla. - Nov. 1, 2022 - ONE Gas, Inc. (NYSE: OGS) today announced its third quarter 2022 financial results, narrowed its 2022 financial guidance and declared its quarterly dividend.

"Our third quarter results demonstrate consistency and our focus on execution,” said Robert S. McAnnally, president and chief executive officer. "Thanks to our employees for their on-going commitment to our customers and the communities we serve."

THIRD QUARTER 2022 FINANCIAL RESULTS & HIGHLIGHTS

•Third quarter 2022 net income was $23.7 million, or $0.44 per diluted share, compared with $20.3 million, or $0.38 per diluted share, in the third quarter 2021;
•Year to date 2022 net income was $154.7 million, or $2.85 per diluted share, compared with $145.9 million, or $2.72 per diluted share, in the same period last year;
•The Company executed forward sale agreements for 570,335 shares of common stock under its at-the-market equity program; had these shares been settled as of Sept. 30, 2022, it would have generated net proceeds of approximately $45.9 million;
•On Aug. 8, 2022, the Company issued $300 million of 4.25% senior notes due 2032, the proceeds of which were used to repay commercial paper and for general corporate purposes;
•On Aug. 25, 2022, the Company received approximately $1.3 billion of proceeds from the Oklahoma Development Finance Authority (ODFA), representing Oklahoma Natural Gas' portion of extraordinary natural gas purchase cost recovery related to Winter Storm Uri. Subsequently in September, the Company used those proceeds to settle $1.3 billion of related senior notes outstanding that were due 2023 and 2024; and
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

•The board of directors declared a quarterly dividend of $0.62 per share, or $2.48 per share on an annualized basis, payable on Dec. 1, 2022, to shareholders of record at the close of business on Nov. 15, 2022.

THIRD QUARTER 2022 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $47.1 million in the third quarter 2022, compared with $41.8 million in the third quarter 2021, which primarily reflects:

•an increase of $15.6 million from new rates;
•an increase of $1.3 million in residential sales due to net customer growth in Oklahoma and Texas; and
•a decrease of $1.3 million in bad debt expense.

These increases were offset partially by:

•an increase of $4.8 million in outside service costs;
•an increase of $4.0 million in depreciation expense due to additional capital expenditures being placed in service; and
•an increase of $2.4 million in employee-related costs, due primarily to higher labor and employee benefit costs.

For the third quarter 2022, other income, net, increased $2.6 million compared with the same period last year, due primarily to a $2.5 million decrease in net periodic benefit costs other than service costs.

Interest expense increased $4.2 million over the third quarter last year, due primarily to interest on commercial paper and the issuance of $300 million of 4.25 percent senior notes in August 2022.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess accumulated deferred income taxes (EDIT) of $1.6 million and $1.5 million for the three-month periods ended Sept. 30, 2022, and 2021, respectively.

Capital expenditures and asset removal costs were $174.9 million for the third quarter 2022 compared with $144.5 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

YEAR TO DATE 2022 FINANCIAL PERFORMANCE

Operating income for the nine-month 2022 period was $246.4 million, compared with $223.3 million in 2021, which primarily reflects:

•an increase of $45.1 million from new rates;

ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

•an increase of $5.4 million in residential sales due to net customer growth in Oklahoma and Texas;
•a decrease of $2.0 million in COVID-19 related expenses; and
•a decrease of $4.2 million in bad debt expense.

These increases were offset partially by:

•an increase of $14.4 million in outside service costs;
•an increase of $13.1 million in depreciation expense due to additional capital expenditures being placed in service; and
•an increase of $5.3 million in employee-related costs, due primarily to higher labor and employee benefit costs.

For the nine-month 2022 period, other expense, net, increased $5.6 million compared with the same period last year, due primarily to an $11.5 million decrease in the market value of investments associated with nonqualified employee benefit plans, offset partially by a decrease of $5.1 million in net periodic benefit cost other than service cost.

Interest expense increased $5.6 million over the nine-months ended last year, due primarily to interest on commercial paper and the issuance of $300 million of 4.25 percent senior notes in August 2022.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $12.5 million and $12.2 million for the nine-month periods ended Sept. 30, 2022, and 2021, respectively.

Capital expenditures and asset removal costs were $446.9 million for the nine-month 2022 period compared with $382.9 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

For the nine months ended Sept. 30, 2022, the Company executed forward sale agreements for shares of its common stock. No shares of common stock have been settled under these forward sale agreements. Had all shares settled under the forward agreements as of Sept. 30, 2022, it would have generated net proceeds of $93.9 million, as detailed below:

Maturity	Shares Available	Net Proceeds Available (in thousands)	Forward Price
September 29, 2023	570,335	$45,890	$80.46
January 2, 2024	591,736	48,052	81.21
Total	1,162,071	$93,942	$80.84

At Sept. 30, 2022, $85.1 million of equity was available for issuance under the program.

REGULATORY ACTIVITIES UPDATE

Securitization
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

The following updates reflect recent activity in Oklahoma, Kansas and Texas related to financing of costs incurred in February 2021 associated with Winter Storm Uri through the issuance of securitization bonds.

On Aug. 25, 2022, the ODFA completed the issuance of $1.35 billion in ratepayer-backed bonds with varying scheduled final maturities over 30 years, consistent with the Oklahoma Corporation Commission (OCC) order. The proceeds received were approximately $1.3 billion, which represents the amount of the securitization bonds sold less issuance costs. Beginning Sept. 1, 2022, Oklahoma Natural Gas is acting as a servicer, with responsibility for collecting the securitization charges from Oklahoma customers that are then submitted to the ODFA to repay the bonds. The collection and remittance of these funds are recorded in other current liabilities in the consolidated balance sheets.

On Aug. 25, 2022, the Company called $750 million of its $1.0 billion of 0.85 percent senior notes due March 2023, $150 million of its $700 million of 1.10 percent senior notes due March 2024 and the remaining $400 million outstanding of floating-rate senior notes due March 2023, using the proceeds received from the ODFA related to the securitization transaction for Oklahoma Natural Gas. Proceeds from the issuance of securitized bonds in Kansas and Texas are expected to be used to repay the outstanding senior notes due March 2023 and a portion of the remaining senior notes due March 2024.

On July 14, 2022, Kansas Gas Service, the Kansas Corporation Commission (KCC) Staff and the Citizens' Utility Ratepayer Board reached a settlement agreement for the issuance of a financing order allowing securitized utility tariff bonds to be issued in the amount of approximately $328 million plus issuance fees. The agreement provides for the issuance of bonds with a scheduled final maturity of between 7 and 10 years. On Aug. 18, 2022, the KCC issued an order approving the agreement and also issued a financing order. As part of the settlement agreement, the Company created Kansas Gas Service Securitization I, L.L.C. (KGSS-I), a special-purpose, wholly-owned subsidiary of ONE Gas, and filed a registration statement with the Securities and Exchange Commission, for the purpose of issuing securitized bonds.

The Texas Public Finance Authority has begun the process to issue securitized bonds, which are expected to be issued in the fourth quarter of 2022. At Sept. 30, 2022, Texas Gas Service has deferred approximately $246.7 million in extraordinary costs associated with Winter Storm Uri, including $47.8 million attributable to the West Texas service area which is being recovered through a separate surcharge over a three-year period that started in January 2022.

Other Regulatory Updates

In March 2022, Oklahoma Natural Gas filed its first annual Performance-Based Rate Change (PBRC) application following the general rate case that was approved in November 2021. The filing is for a calendar 2021 test year and includes a requested base rate increase of $19.7 million, an energy efficiency program incentive of $2.3 million and an estimated $9.1 million credit associated with EDIT. The Public Utility Division (PUD) of the OCC filed responsive testimony supporting an increase of $19.6 million, and the Office of the Attorney General filed a statement supporting PUD's position. Pursuant to its tariff, Oklahoma Natural Gas placed new rates into effect on July 13, 2022,
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

reflecting a base rate revenue increase of $19.6 million. These rates are subject to refund until approved by the OCC. On Sept. 29, 2022, an administrative law judge recommended approval of the joint stipulation. An order is expected to be placed on the Commissioners' signing agenda in the fourth quarter of 2022.

In August 2022, Kansas Gas Service submitted an application to the KCC requesting an increase of approximately $7.8 million related to its Gas System Reliability Surcharge (GSRS); the KCC has until late December 2022 to issue an order.

In March 2022, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the West Texas service area, requesting a $5.0 million increase to be effective in July 2022. On June 23, 2022, the city of El Paso denied the requested increase and assessed fees associated with its review of the filing. Texas Gas Service appealed the city's action to the Texas Railroad Commission (RRC), who approved the rates in August 2022. All other municipalities approved the new rates or allowed them to take effect with no action. Texas Gas Service implemented the new rates in July 2022.

In April 2022, Texas Gas Service made its annual Cost-of-Service Adjustment filings for the incorporated area of the Rio Grande Valley service area. In July 2022, the municipalities approved an increase of $2.5 million, and new rates became effective in August 2022.

In June 2022, Texas Gas Service filed a rate case seeking to consolidate its West Texas, North Texas and Borger/Skellytown service areas into a single West-North service area and requesting a rate increase of $13.0 million. If approved, new rates are expected to take effect in early 2023.

2022 FINANCIAL GUIDANCE

ONE Gas narrowed its financial guidance issued on Jan. 18, 2022, with 2022 net income and earnings per share now expected to be in the range of $217 million to $226 million, and $4.00 to $4.16 per diluted share. Capital expenditures, including asset removal costs, are expected to be approximately $650 million for 2022.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, Nov. 1, 2022, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-204-4368, passcode 1615095, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, passcode 1615095.
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri in February 2021), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, the effectiveness of vaccine campaigns (including the COVID-19 vaccine campaign) on our workforce and customers and the effect of other measures or mandates that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address the pandemic or other health crisis, which could (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply, including the securitized financings currently contemplated in Kansas and Texas;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and economic conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war, including recent events in Europe;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, or a shortage of skilled labor;
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2022	2021	2022	2021
	(Thousands of dollars, except per share amounts)

Total revenues	$359,363	$273,923	$1,759,797	$1,214,862

Cost of natural gas	126,197	59,399	954,394	467,169

Operating expenses
Operations and maintenance	113,832	105,732	339,506	320,152
Depreciation and amortization	55,234	51,150	167,414	154,288
General taxes	17,048	15,835	52,105	49,999
Total operating expenses	186,114	172,717	559,025	524,439
Operating income	47,052	41,807	246,378	223,254
Other income (expense), net	793	(1,805)	(7,335)	(1,758)
Interest expense, net	(19,551)	(15,392)	(51,466)	(45,828)
Income before income taxes	28,294	24,610	187,577	175,668
Income taxes	(4,593)	(4,357)	(32,867)	(29,746)
Net income	$23,701	$20,253	$154,710	$145,922

Earnings per share
Basic	$0.44	$0.38	$2.86	$2.73
Diluted	$0.44	$0.38	$2.85	$2.72

Average shares (thousands)
Basic	54,310	53,710	54,164	53,516
Diluted	54,482	53,793	54,282	53,618
Dividends declared per share of stock	$0.62	$0.58	$1.86	$1.74

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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2022	2021
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$7,647,792	$7,274,268
Accumulated depreciation and amortization	2,172,271	2,083,433
Net property, plant and equipment	5,475,521	5,190,835
Current assets
Cash and cash equivalents	10,366	8,852
Accounts receivable, net	192,741	341,756
Materials and supplies	66,966	54,892
Natural gas in storage	343,377	179,646
Regulatory assets	316,131	1,611,676
Other current assets	28,845	27,742
Total current assets	958,426	2,224,564
Goodwill and other assets
Regulatory assets	624,484	724,862
Goodwill	157,953	157,953
Other assets	105,125	103,906
Total goodwill and other assets	887,562	986,721
Total assets	$7,321,509	$8,402,120

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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2022	2021
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 54,137,925 shares at September 30, 2022; issued and outstanding 53,633,210 shares at December 31, 2021	$541	$536
Paid-in capital	1,833,480	1,790,362
Retained earnings	618,669	565,161
Accumulated other comprehensive loss	(6,416)	(6,527)
Total equity	2,446,274	2,349,532
Long-term debt, excluding current maturities and net of issuance costs of $14,520 and $12,418, respectively	2,429,053	3,683,378
Total equity and long-term debt	4,875,327	6,032,910
Current liabilities
Current maturities of long-term debt	250,012	11
Short-term debt	423,400	494,000
Accounts payable	191,117	258,554
Accrued taxes other than income	73,387	67,035
Regulatory liabilities	38,171	8,090
Customer deposits	62,005	62,454
Other current liabilities	66,572	90,349
Total current liabilities	1,104,664	980,493
Deferred credits and other liabilities
Deferred income taxes	690,146	695,284
Regulatory liabilities	536,612	552,928
Employee benefit obligations	22,151	35,226
Other deferred credits	92,609	105,279
Total deferred credits and other liabilities	1,341,518	1,388,717
Commitments and contingencies
Total liabilities and equity	$7,321,509	$8,402,120

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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2022	2021
	(Thousands of dollars)
Operating activities
Net income	$154,710	$145,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,414	154,288
Deferred income taxes	(21,498)	29,224
Share-based compensation expense	8,286	8,076
Provision for doubtful accounts	3,885	8,128
Proceeds from securitization of winter weather event costs	1,330,582	—
Changes in assets and liabilities:
Accounts receivable	149,533	166,474
Materials and supplies	(12,074)	128
Natural gas in storage	(163,731)	(72,832)
Asset removal costs	(34,386)	(35,195)
Accounts payable	(84,404)	(17,244)
Accrued taxes other than income	6,352	5,574
Customer deposits	(449)	(8,595)
Regulatory assets and liabilities - current	16,324	(273,659)
Regulatory assets and liabilities - noncurrent	60,650	(1,651,445)
Other assets and liabilities - current	(23,051)	(10,537)
Other assets and liabilities - noncurrent	(2,317)	(8,884)
Cash provided by (used in) operating activities	1,555,826	(1,560,577)
Investing activities
Capital expenditures	(412,519)	(347,701)
Other investing expenditures	(2,419)	(3,374)
Other investing receipts	2,695	1,676
Cash used in investing activities	(412,243)	(349,399)
Financing activities
Borrowings (repayments) on short-term debt, net	(70,600)	(82,225)
Issuance of debt, net of discounts	297,591	2,498,895
Long-term debt financing costs	(2,695)	(35,110)
Issuance of common stock	37,104	24,104
Repayment of long-term debt	(1,300,000)	(400,000)
Dividends paid	(100,386)	(92,832)
Tax withholdings related to net share settlements of stock compensation	(3,083)	(4,382)
Cash provided by (used in) financing activities	(1,142,069)	1,908,450
Change in cash and cash equivalents	1,514	(1,526)
Cash and cash equivalents at beginning of period	8,852	7,993
Cash and cash equivalents at end of period	$10,366	$6,467

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ONE Gas Announces Third Quarter 2022 Financial Results;
Narrows 2022 Financial Guidance
Nov. 1, 2022

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2022	2021	2022	2021
	(Millions of dollars)
Natural gas sales	$322.9	$241.2	$1,643.1	$1,106.7
Transportation revenues	$28.0	$25.3	$92.8	$87.8
Other revenues	$8.5	$7.4	$23.9	$20.4
Total revenues	$359.4	$273.9	$1,759.8	$1,214.9
Cost of natural gas	$126.2	$59.4	$954.4	$467.2
Operating costs	$130.9	$121.5	$391.6	$370.1
Depreciation and amortization	$55.2	$51.2	$167.4	$154.3
Operating income	$47.1	$41.8	$246.4	$223.3
Net income	$23.7	$20.3	$154.7	$145.9
Capital expenditures and asset removal costs	$174.9	$144.5	$446.9	$382.9

Volumes (Bcf)
Natural gas sales
Residential	7.5	6.8	81.9	84.5
Commercial and industrial	4.3	3.5	29.8	27.6
Other	0.1	0.3	1.8	1.8
Total sales volumes delivered	11.9	10.6	113.5	114.0
Transportation	50.7	57.6	171.2	174.4
Total volumes delivered	62.6	68.2	284.7	288.4

Average number of customers (in thousands)
Residential	2,068	2,058	2,079	2,065
Commercial and industrial	161	159	163	161
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,244	2,232	2,257	2,241

Heating Degree Days
Actual degree days	14	7	6,348	6,358
Normal degree days	54	48	5,978	5,919
Percent colder (warmer) than normal weather	*	*	6%	7%

Statistics by State
Oklahoma
Average number of customers (in thousands)	907	900	913	905
Actual degree days	0	0	2,204	2,319
Normal degree days	8	2	2,028	1,968
Percent colder (warmer) than normal weather	*	*	9%	18%

Kansas
Average number of customers (in thousands)	643	644	649	648
Actual degree days	14	7	2,945	2,912
Normal degree days	46	46	2,901	2,901
Percent colder (warmer) than normal weather	*	*	2%	—%

Texas
Average number of customers (in thousands)	694	688	695	688
Actual degree days	0	0	1,199	1,127
Normal degree days	0	0	1,049	1,050
Percent colder (warmer) than normal weather	*	*	14%	7%
*Not meaningful
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